Exhibit 99.3
NABORS INDUSTRIES LTD. AND SUPERIOR WELL SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF INCOME (LOSS)
     On September 10, 2010, Nabors Industries Ltd., a Bermuda exempt company (“Nabors”), completed the acquisition of Superior Well Services, Inc., a Delaware corporation (“Superior”). As a result of the acquisition, Superior became a wholly owned subsidiary of Nabors. Nabors and Superior began joint operations on September 10, 2010. The unaudited pro forma condensed combined statements of income (loss) for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical consolidated statements of income (loss) of Nabors and Superior, giving effect to the acquisition as if it had occurred on January 1, 2009. Additionally in September 2010, Nabors and Nabors Industries, Inc., a Delaware corporation wholly owned by Nabors (“Nabors Delaware”), completed a private placement of $700 million aggregate principal amount of 5.0% senior notes due 2020. Nabors and Nabors Delaware used a portion of the proceeds to repay a borrowing under a revolving credit facility incurred to fund the acquisition. The unaudited pro forma condensed combined statements of income (loss) for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010 present the interest expense related to this borrowing as if the borrowing had occurred on January 1, 2009.
     The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of income (loss) to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income (loss), expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of income (loss) should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statements of income (loss). In addition, the unaudited pro forma condensed combined statements of income (loss) were based on and should be read in conjunction with the:
•	Nabors’ separate historical financial statements as of and for the year ended December 31, 2009 and the related notes included in its annual report on Form 10-K for the year ended December 31, 2009;

•	Superior’s separate historical financial statements as of and for the year ended December 31, 2009 and the related notes included in its annual report on Form 10-K for the year ended December 31, 2009;

•	Nabors’ separate historical financial statements as of and for the nine months ended September 30, 2010 and the related notes included in its quarterly report on Form 10-Q for the quarter ended September 30, 2010; and

•	Superior’s separate historical financial statements as of and for the six months ended June 30, 2010 and the related notes included in its quarterly report on Form 10-Q for the quarter ended June 30, 2010.
     The unaudited consolidated balance sheet as of September 30, 2010, included in Nabors’ historical financial statements in its quarterly report on Form 10-Q for the quarter ended September 30, 2010, reflects the acquisition in its financial position. Accordingly, the consolidated balance sheet is not presented herein. The unaudited pro forma condensed combined statements of income (loss) have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Nabors and Superior during the periods presented in the unaudited pro forma condensed combined statement of income (loss) that would need to be eliminated.

     The unaudited pro forma condensed combined statements of income (loss) have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”), which are subject to change and interpretation. Nabors has been treated as the acquirer for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined statements of income (loss), and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined statements of income (loss) and the final acquisition accounting may occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined statements of income (loss) and the combined company’s future results of operations and financial position.
     Also, the unaudited pro forma condensed combined statements of income (loss) do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Nabors and Superior or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2009

			Pro Forma		Pro Forma
	Nabors	Superior	Adjustments		Combined
(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$3,683,419	$399,463	$—		$4,082,882
Earnings (losses) from unconsolidated affiliates	(155,433)	—	—		(155,433)
Investment income	25,599	1,397	—		26,996

Total revenues and other income	3,553,585	400,860	—		3,954,445

Costs and other deductions:
Direct costs	2,001,404	357,007	—		2,358,411
General and administrative expenses	428,161	50,952	—		479,113
Depreciation and amortization	667,100	72,418	27,463	(a)(b)	766,981
Depletion	9,417	—	—		9,417
Interest expense	266,039	13,762	24,142	(c)(d)	303,943
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	12,559	148	—		12,707
Impairments and other charges	330,976	33,479	—		364,455

Total costs and other deductions	3,715,656	527,766	51,605		4,295,027

Income (loss) from continuing operations before income taxes	(162,071)	(126,906)	(51,605)		(340,582)
Income tax expense (benefit):
Current	69,532	(35,791)	—		33,741
Deferred	(203,335)	(11,500)	(20,384)		(235,219)

Total income tax expense (benefit)	(133,803)	(47,291)	(20,384)		(201,478)

Income (loss) from continuing operations, net of tax	(28,268)	(79,615)	(31,221)		(139,104)
Income (loss) from discontinued operations, net of tax	(57,620)	—	—		(57,620)
Net income (loss)	(85,888)	(79,615)	(31,221)		(196,724)
Less: Preferred stock dividends	—	(3,000)	—		(3,000)
Less: Net (income) loss attributable to noncontrolling interest	342	—	—		342

Net income (loss) attributable to Nabors	$(85,546)	$(82,615)	$(31,221)		$(199,382)

Earnings (losses) per common share:
Basic from continuing operations	$(.10)				$(.50)
Basic from discontinued operations	(.20)				(.20)

Total Basic	$(.30)				$(.70)

Diluted from continuing operations	$(.10)				$(.50)
Diluted from discontinued operations	(.20)				(.20)

Total Diluted	$(.30)				$(.70)

Weighted-average number of common shares outstanding:
Basic	283,326				283,326
Diluted	283,326				283,326
See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Income (Loss).

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME (LOSS)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

			For the Period
	For the Nine	For the Six	July 1, 2010			For the Nine
	Months Ended	Months Ended	through			Months Ended
	September 30,	June 30,	September 9,			September 30,
	2010	2010	2010			2010
				Pro Forma		Pro Forma
	Nabors	Superior	Superior	Adjustments		Combined
(In thousands, except per share amounts)
Revenues and other income:
Operating revenues	$2,856,636	$299,341	$146,052	$—		$3,302,029
Earnings (losses) from unconsolidated affiliates	28,329	—	—	—		28,329
Investment income (loss)	(976)	325	129	—		(522)

Total revenues and other income	2,883,989	299,666	146,181	—		3,329,836

Costs and other deductions:
Direct costs	1,648,289	233,487	93,367	—		1,975,143
General and administrative expenses	242,957	23,104	9,455	—		275,516
Depreciation and amortization	545,084	40,173	13,979	20,597	(a)(b)	619,833
Depletion	15,646	—	—	—		15,646
Interest expense	199,035	5,750	2,427	19,850	(c)(d)	227,062
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	40,798	447	19,698	(18,523	)(e)	42,420
Impairments and other charges	123,099	—	—	—		123,099

Total costs and other deductions	2,814,908	302,961	138,926	21,924		3,278,719

Income (loss) from continuing operations before income taxes	69,081	(3,295)	7,255	(21,924)		51,117
Income tax expense (benefit):
Current	(40,979)	—	(241)	—		(41,220)
Deferred	54,133	(697)	1,714	(5,856	)(f)	49,294

Total income tax expense (benefit)	13,154	(697)	1,473	(5,856)		8,074

Income (loss) from continuing operations, net of tax	55,927	(2,598)	5,782	(16,068)		43,043
Income (loss) from discontinued operations, net of tax	(12,921)	—	—	—		(12,921)

Net income (loss)	43,006	(2,598)	5,782	(16,068)		30,122
Less: Preferred stock dividends	—	(1,500)	(750)	—		(2,250)
Less: Net (income) loss attributable to noncontrolling interest	1,208	—	—	—		1,208

Net income (loss) attributable to Nabors	$44,214	$(4,098)	$5,032	$(16,068)		$29,080

Earnings (losses) per common share:
Basic from continuing operations	$.21					$.15
Basic from discontinued operations	(.05)					(.05)

Total Basic	$.16					$.10

Diluted from continuing operations	$.19					$.15
Diluted from discontinued operations	(.04)					(.05)

Total Diluted	$.15					$.10

Weighted-average number of common shares outstanding:
Basic	285,045					285,045
Diluted	289,847					289,847
See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Income (Loss).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF INCOME (LOSS)
Note 1 Basis of Presentation
     The unaudited pro forma condensed combined statements of income (loss) were prepared under GAAP, using the acquisition method of accounting, and were based on the historical financial statements of Nabors and Superior. The acquisition method of accounting under GAAP requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the consideration transferred is measured at the closing date of the acquisition at the then-current market price. Certain reclassifications have been made to Superior’s historical financial statements to conform with Nabors’ presentation, primarily related to the presentation of direct costs, depreciation expense of property, plant and equipment, amortization expense of intangible assets and investment income.
     Fair value is defined under GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     Accordingly, the assets acquired and liabilities assumed were recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of Nabors. Financial statements and reported results of operations of Nabors issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Superior.
     Acquisition-related transaction costs (i.e., advisory, legal, other professional fees) impacting the acquired company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and other professional costs were approximately $18.5 million, which was recorded during the nine months ended September 30, 2010.

Note 2 Preliminary Purchase Price Allocation
     The purchase price for Superior was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their preliminary fair value estimates as of September 10, 2010. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed was recorded as goodwill. Our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The following table provides the preliminary estimates for allocation of the purchase price as of the acquisition date. This allocation was based on the significant use of estimates and on information that was available to management at the time these unaudited pro forma condensed combined financial statements were prepared.

(In thousands)	Estimated Fair
Value
Consideration paid in cash	$681,275

Assets:
Cash and cash equivalents	$1,045
Accounts receivable	143,675
Inventory	33,963
Other current assets	7,612
Property, plant and equipment, net (1)	483,302
Intangible assets (2)	106,437
Goodwill (3)	309,584
Other long-term assets	8,973

Total assets	1,094,591

Liabilities:
Current liabilities	$79,825
Deferred income taxes (4)	130,253
Debt	124,792
Other long-term liabilities	9,258

Total liabilities	344,128

Preferred stock	69,188

Net assets acquired	$681,275

(1)	The fair value of Superior’s property, plant and equipment was estimated to be $111.6 million higher than its historical book value. Accordingly, a step-up adjustment was recorded to present the property, plant and equipment acquired at its estimated fair value. The preliminary weighted average useful life used to calculate depreciation of this adjustment is 6.25 years.

(2)	We identified other intangible assets associated with fracturing and fluid logistics services, including trade name, technology, employment contracts and non-compete agreements and customer relationships. The amortization of the intangible assets is calculated on a straight-line basis, which estimates the consumption of economic benefits. The following table summarizes the intangible assets recognized at the acquisition date, the monthly amortization expense as well as their estimated useful lives:

(In thousands)	Estimated Fair	Monthly	Estimated
	Value	Amortization	Useful Life
Superior trade name	$75,186	626	10 years
Technology	4,231	71	5 years
Employment contracts and non-compete agreements	678	33	1-3 years
Customer relationships	26,342	220	10 years

Total identifiable intangible assets	$106,437	$950

(3)	Goodwill of $309.6 million arising from this acquisition consists largely of the expected synergies and economies of scale from combining the operations of Nabors and Superior. We have not yet completed the process of allocating the goodwill to our reporting units and the goodwill is not expected to be deductible for income tax purposes.

(4)	An adjustment of $130.3 million was recorded to deferred tax liabilities from the differences in the financial and tax basis of assets and liabilities.
Note 3 Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income (Loss)
     This note should be read in conjunction with other notes in the unaudited pro forma condensed combined statements of income (loss). Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:
(a)	Includes the adjustments of $16.1 million and $12.1 million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010, to record the net incremental depreciation expense based on the assigned fair value of Superior’s property, plant and equipment to conform to Nabors’ fixed asset policies. Net changes to depreciation expense for the pro forma period presented are the result of assuming a full year’s depreciation on all assets as though they were acquired as of the beginning of the pro forma period, as compared to historical depreciation expense which is directly impacted by the timing of when additions occur throughout the income statement periods.

(b)	Includes the adjustments of $11.4 million and $8.5 million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010, to record the estimated incremental amortization expense on identifiable intangible assets over their respective useful lives. The amortization of the intangible assets is calculated on a straight-line basis, which estimates the consumption of economic benefits.

(c)	Includes the elimination of Superior’s historical interest expense of $12.3 million and $7.4 million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010. Eliminated interest expense for the pro forma period presented is the result of assumed repayment at the beginning of the pro forma period for some of Superior’s outstanding indebtedness, as compared to historical interest expense, which is directly impacted by the timing of when the repayments occurred during the income statement periods.

(d)	Includes the adjustments of $36.4 million and $27.3 million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010, to record the interest expense related to Nabors Delaware’s issuance of $700 million aggregate principal amount of 5.0% senior notes due 2020, inclusive of coupon interest as well as amortization of deferred financing costs, a discount and a loss on a treasury lock. The interest expense for the pro forma period presented is the result of assuming the debt and treasury lock were issued as of the beginning of the pro forma period, as compared to historical interest expense when the debt and treasury lock were issued.

(e)	Represents the adjustment to eliminate nonrecurring acquisition-related transaction costs of $18.5 million, which were included during the nine months ended September 30, 2010. Nonrecurring charges that do not have a continuing impact on operations are excluded in the pro forma presentation of the statements of income (loss).

(f)	Represents the adjustments to deferred income taxes of $20.4 million and $5.9 million, respectively, for the year ended December 31, 2009 and the nine months ended September 30, 2010, related to the tax effect of the above pro forma adjustments to depreciation and amortization, interest expense and other expenses.

Note 4 Unaudited Pro Forma Combined Earnings (Losses) Per Share
     This note should be read in conjunction with other notes in the unaudited pro forma condensed combined statements of income (loss). The following table provides the computational data used to determine the unaudited pro forma combined basic and diluted earnings (losses) per share for each period.

	For the	For the
	Year	Nine Months
	Ended	Ended
(In thousands, except per share amounts)	December 31,	September 30,
	2009	2010
Pro forma net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$(139,104)	$43,043
Less: subsidiary preferred stock dividends	(3,000)	(2,250)
Less: net (income) loss attributable to noncontrolling interest	342	1,208

Adjusted income (loss) from continuing operations, net of tax — basic	(141,762)	42,001
Add: interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax(1)	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	(141,762)	42,001
Income (loss) from discontinued operations, net of tax	(57,620)	(12,921)

Total adjusted pro forma net income (loss)	$(199,382)	$29,080

Pro forma earnings (losses) per common share:
Basic from continuing operations	$(.50)	$.15
Basic from discontinued operations	(.20)	(.05)

Total Basic	$(.70)	$.10

Diluted from continuing operations	$(.50)	$.15
Diluted from discontinued operations	(.20)	(.05)

Total Diluted	$(.70)	$.10

Shares (denominator):

Weighted-average number of shares outstanding — basic	283,326	285,045

Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	4,802

Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—

Weighted-average number of shares outstanding — diluted	283,326	289,847

(1)	Diluted earnings (losses) per share for the year ended December 31, 2009 and nine months ended September 30, 2010 exclude any incremental shares issuable upon exchange of Nabors Delaware’s 0.94% senior exchangeable notes due 2011. Between 2008 and September 30, 2010, we purchased approximately $1.3 billion par value of these notes in the open market, leaving approximately $1.4 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we would be required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. These shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during the year ended December 31, 2009 or nine months ended September 30, 2010.